EXHIBIT 99.1

Contacts
Lynn Amos
704.587.8409
Mark Hadley
704.587.8886

Polypore Announces First Quarter Results

CHARLOTTE, N.C. – May 9, 2005 – Polypore, Inc. announces net sales for the three months ended April 2, 2005 of $112.5 million, a 20% decrease compared to net sales of $140.1 million in the first quarter of 2004 and a 7% increase compared to the fourth quarter of 2004 net sales of $104.9 million. Operating income for the first quarter of 2005 was $20.5 million compared with $36.4 million in the first quarter of 2004 and $12.1 million in the fourth quarter of 2004. Net income for the first quarter of 2005 was $5.5 million compared to the first quarter of 2004 net income of $20.7 million and a net loss of $5.3 million in the fourth quarter of 2004.

“In the first quarter of 2005, we have recognized a seven percent revenue growth over the fourth quarter of 2004 as we experienced increases in both our energy storage and separations media business segments. During this period of revenue growth we were able to decrease our costs of good sold by three percent as we began to benefit from cost reduction efforts initiated in 2004. The revenue increase and cost reduction improved our gross margins in the first quarter by a full seven percentage points over the fourth quarter’s results,” commented Frank Nasisi, President and Chief Executive Officer of Polypore, Inc. “We remain optimistic about the quarters ahead as we continued to make progress in the first quarter on many fronts and have had recent positive developments in both our energy storage and separations media segments. In our energy storage segment, we have continued to see a solid environment in our lead acid battery separator sales. Additionally, in our lithium battery separator business, we have established a presence at a new high profile customer, introduced new products, and have begun to see signs of a pick-up in the Chinese lithium battery market late in the first quarter. In our separations media segment, our new PUREMA product has reached major milestones on its way to a full market launch as a major Japanese dialyzer producer introduced a new dialyzer that featured PUREMA at a scientific conference in late March and our clinical trial results have come in confirming our positive in-vitro analysis data for the product.”

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a key measurement in our credit agreement, was $35.8 million for the first quarter of 2005, a 14% increase compared with the $31.5 million reported in the fourth quarter of 2004. Adjusted EBITDA was $145.3 million for the four quarters ended April 2, 2005. EBITDA and adjusted EBITDA are defined and reconciled to generally accepted accounting principles below.

First Quarter Results vs. Prior Year
Net sales for the quarter ended April 2, 2005 were $112.5 million, a decrease of 20% compared to record net sales of $140.1 million for the same quarter in 2004. This $27.6 million decrease is attributable to an $18.6 million decrease in our energy storage segment and a $9.0 million decrease in our separations media segment. The $18.6 million decrease in energy storage segment sales was driven primarily by a $15.6 million decrease in lithium battery separator sales, as the Chinese lithium battery market stabilized after the spike in the first half of 2004, and a $2.9 million decline in lead-acid battery separators sales related to timing of orders. The $9.0 million decrease in the separations media segment was attributable to an $11.7 million decrease in hemodialysis membrane sales primarily from the previously disclosed loss of a hemodialysis customer in mid-2004. This decrease was partially offset by continued strong sales for blood oxygenation membranes.

Operating income for the first quarter of 2005 was $20.5 million compared to $36.4 million for the first quarter of 2004. This decrease in operating results is due primarily to reduced sales and production volumes in our lithium battery separator and hemodialysis businesses partially offset by reduced operating costs despite a $3.8 million increase in amortization expense associated with the acquisition of and merger with PP Acquisition Corp. in May of 2004.

Polypore, Inc. will hold a conference call to discuss the results of the first quarter of 2005 on Tuesday, May 10, 2005 at 9:00 AM eastern time. You are invited to listen to the conference call that will be broadcast live over the internet at www.polypore.net. If you are unable to listen to the live webcast, the call will be archived on the website www.polypore.net. Additionally, a replay of the call will be available until 11:59 PM eastern time on Friday, May 13, 2005 at 800-642-1687 (in the U.S.) or 706-645-9291 (outside the U.S.), access number 5840148.

Polypore, Inc., a wholly owned subsidiary of Polypore International, Inc., is a growing worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore’s products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Truly a global provider, Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore’s corporate offices are located in Charlotte, NC.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue developing innovative products; the increased use of synthetic hemodialysis filtration membranes by our customers; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; and absence of expected returns from the amount of intangible assets we have recorded. Additional information concerning these and other important factors can be found in the “Risk Factors” section of our Registration Statement on Form 10-K filed with the Securities and

Exchange Commission for the fiscal year ended January 1, 2005. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

Polypore, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands)

	Post-	Pre-
	Transaction*	Transaction*
	Three Months	Three Months
	Ended	Ended
	Apr. 2, 2005	Apr. 3, 2004
Net sales	$112,498	$140,120
Cost of goods sold	73,609	86,261

Gross profit	38,889	53,859
Selling, general and administrative	18,390	17,493

Operating income	20,499	36,366

Other (income) expense:
Interest expense, net	14,930	4,531
Foreign currency and other	(1,571)	427
Unrealized gains on derivative instrument	—	(13)

Income before income taxes	7,140	31,421
Income taxes	1,687	10,683

Net income	$5,453	$20,738

* The Transaction is the May 13, 2004 acquisition of and merger with PP Acquisition Corp.

Polypore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	April 2, 2005	January 1, 2005
	(Unaudited)	(Audited)
Assets:
Cash and equivalents	$29,578	$31,684
Other current assets	174,309	189,565
Property, plant and equipment, net	422,136	441,350
Intangibles, net	237,879	244,256
Goodwill	537,713	535,844
Other	20,424	21,267

Total assets	$1,422,039	$1,463,966

Liabilities and shareholders’ equity:
Current liabilities	$75,633	$99,577
Debt and capital lease obligations, less current portion	819,918	832,283
Other	216,064	224,764
Shareholders’ equity	310,424	307,342

Total liabilities and shareholders’ equity	$1,422,039	$1,463,966

EBITDA
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Management believes that such non-GAAP information is useful to investors because it provides meaningful information to assess the Company’s core operations and perform financial analysis on comparative periods and peer group data. This non-GAAP information also is used by management to assess the Company’s core operations, allocate resources and make strategic decisions. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.

Reconciliation of EBITDA ($ in thousands)

	Post-	Pre-	*
	Transaction	Transaction	Pro-Forma
	Three Months	Three Months	Twelve Months
	Ended	Ended	Ended
	Apr. 2, 2005	Apr. 3, 2004	Apr. 2, 2005
Net income	$5,453	$20,738	$(3,322)
+ Interest expense	14,930	4,531	54,278
+ Income taxes	1,687	10,683	(2,025)
+ Depreciation and amortization expense	14,316	11,540	51,730

EBITDA	$36,386	$47,492	$100,661

Reconciliation of Adjusted EBITDA ($ in thousands)

	Post-	Pre-	*
	Transaction	Transaction	Pro-Forma
	Three Months	Three Months	Twelve Months
	Ended	Ended	Ended
	Apr. 2, 2005	Apr. 3, 2004	Apr. 2, 2005
EBITDA	$36,386	$47,492	$100,661
+ Operating Leases	690	1,071	3,646
+ Restructuring Charge	—	—	15,687
+ Non-cash purchase acct. adjustments	—	—	24,257
+ Other (currency, transaction costs, other)	(1,285)	803	1,003

**Adjusted EBITDA – defined in credit agreement	$35,791	$49,366	$145,254

* Statement of operations data presented for the twelve months ended April 2, 2005 represents the combination of historical results for the periods from April 3, 2004 through May 1, 2004 and May 2, 2004 through April 2, 2005.

** Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of adjusted EBITDA in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, cash charges resulting from the acquisition of and merger with PP Acquisition Corp. that arise within six months of the closing of the Transaction, restructuring and acquisition integration costs and certain salary and bonus payments made to former officers of Polypore, Inc., prior to the closing of the Transaction, who are no longer affiliated with us as a result of the Transaction, and payments under two operating lease agreements that have been or are intended to be refinanced.